Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: OREXIGEN THERAPEUTICS, INC., Debtor.[1]	Chapter 11 Case No. 18-10518 (KG)

DEBTOR’S MODIFIED AMENDED PLAN OF LIQUIDATION

Date: May 14, 2019

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Robert J. Dehney (DE Bar No. 3578)

Andrew R. Remming (DE Bar No. 5120)

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899-1347

Telephone: (302) 658-9200

Facsimile: (302) 658-3989

E-mail: rdehney@mnat.com

             aremming@mnat.com

                                             -and-

HOGAN LOVELLS US LLP

Christopher R. Donoho, III (pro hac vice)

Christopher R. Bryant (pro hac vice)

John D. Beck (pro hac vice)

875 Third Avenue

New York, New York 10022

Telephone: (212) 918-3000

Facsimile: (212) 918-3100

E-mail: chris.donoho@hoganlovells.com              chris.bryant@hoganlovells.com              john.beck@hoganlovells.com

Counsel for the Debtor and Debtor in Possession

1 The last four digits of the Debtor’s federal tax identification number are 8822. The Debtor’s mailing address for purposes of this Chapter 11 Case are Orexigen Therapeutics, Inc. c/o Hogan Lovells US LLP, 390 Madison Avenue New York, NY 10017, Attn: Chris Bryant and John Beck.

i

ii

4.2	Conditions to the Effective Date	22
4.3	Waiver of Conditions to Confirmation or the Effective Date	22

ARTICLE V MISCELLANEOUS PROVISIONS		22

5.1	Binding Effect of This Plan	22
5.2	Authority of the Wind Down Entity and Wind Down Administrator	22
5.3	Retention of Jurisdiction	23
5.4	Governing Law	23
5.5	Headings	23
5.6	Time	23
5.7	Severability	23
5.8	Revocation	23
5.9	Precedence	23
5.10	Statutory Fees	24
5.11	Dissolution of the Creditors’ Committee	24
5.12	Claims Agent	24
5.13	Payment of Prepetition Secured Notes Indenture Trustee Fees and Expenses	24
5.14	No Duty to Update Disclosures	25
5.15	Prepetition Unsecured Notes Indenture Trustee Fees and Expenses	25
5.16	Post-Effective Date Rule 2002 Notice List	25

ARTICLE VI RELEASES, INJUNCTION AND EXCULPATION		25

6.1	Exculpation and Limitation of Liability	25
6.2	Releases and Related Matters	26

ARTICLE VII FINAL FEE HEARING AND FINAL DECREE		30

7.1	The Professional Fee Claim Bar Date	30
7.2	Professional Fee Escrow	31
7.3	Final Fee Hearing	31
7.4	Final Decree	31
7.5	Administrative Expense Claim Bar Date	31

ARTICLE VIII REQUEST FOR CONFIRMATION		32

8.1	Request for Confirmation	32

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ARTICLE I

TREATMENT AND CLASSIFICATION OF CLAIMS AND INTERESTS;

IMPAIRMENT

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution, pursuant to this Modified Amended Plan of Liquidation (the “Plan”) and pursuant to Bankruptcy Code sections 1122 and 1123. Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in section 1.2 of the Disclosure Statement for Debtor’s Amended Plan of Liquidation, dated March 27, 2019 (as amended, modified or supplanted, the “Disclosure Statement”).

Summary of Classification and Treatment of Classified Claims and Interests
Class	Claim	Status	Voting Rights
1	Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition Secured Noteholder Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Prepetition Secured Noteholder Subordinated Deficiency Claims	Impaired	Entitled to Vote
6	Section 510(b) Claims	Impaired	Deemed to Reject
7	Interests	Impaired	Deemed to Reject

1.1	Treatment of Classes

A)	Class 1 – Priority Claims

•	Classification: Class 1 consists of the Allowed Priority Claims.

•

Treatment: Except to the extent that a Holder of an Allowed Priority Claim agrees to a less favorable treatment of its Allowed Priority Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Claim, each such Holder thereof shall receive payment on the Effective Date in full in cash of such Holder’s Allowed Priority Claim from the Priority Claim Reserve or funds earmarked for the Priority Claim Reserve.

•

Voting: Class 1 is Unimpaired under this Plan. Holders of Allowed Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders in Class 1 are not entitled to vote to accept or reject this Plan.

B)	Class 2 – Other Secured Claims

•	Classification: Class 2 consists of all Allowed Other Secured Claims.

•

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder thereof shall receive, at the option of the Wind Down Administrator:

o	payment in full in Cash of such Holder’s Allowed Other Secured Claim no later than 30 days after the later of the Effective Date and the date on which the Other Secured Claim is Allowed;

o	the Debtor’s interest in the collateral securing such Allowed Other Secured Claim;

o	setoff of such Allowed Other Secured Claim against any other obligation of such Holder owed to the Debtor on a dollar for dollar basis; or

o	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

•

Voting: Class 2 is Unimpaired under this Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders in Class 2 are not entitled to vote to accept or reject this Plan.

C)	Class 3 – Prepetition Secured Noteholder Claims

•	Classification: Class 3 consists of the Allowed Prepetition Secured Noteholder Claims.

•

Treatment: Except to the extent that a Holder of an Allowed Prepetition Secured Noteholder Claim agrees to a less favorable treatment of its Allowed Prepetition Secured Noteholder Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Prepetition Secured Noteholder Claim, and subject to Section 2.3 of this Plan, each such Holder thereof shall receive Pro Rata: (a) the Distributable Cash (less the Sabby Settlement Amount which shall be distributed directly to the Sabby Parties on the Effective Date pursuant to the Sabby Settlement Agreement), to be distributed by the Debtor on the Effective Date or as soon as practicable after receipt; (b) any and all Cash proceeds from Tax Refunds, the release of the Holdback Amounts, the Asset Purchase Agreement Claims and the Takeda Reconciliation Lender Share, net of the Lender Litigation Expenses and the Wind Down Operating Expenses; and (c) any unused amounts of the Wind Down Reserves; to be distributed by the Wind Down Entity in accordance with this Plan and the Wind Down Entity Documents.

•

The principal amount of the Prepetition Secured Notes held by Prepetition Secured Noteholders who participated in the Roll-Up and the Prepetition Secured Notes held by the Sabby Parties shall be reduced proportionately for purposes of receiving distributions under this Plan to reflect payment of the Roll-Up and the Sabby Settlement Payment, respectively.

•

Notwithstanding anything to the contrary herein, nothing in this Plan shall affect the Debtor’s obligations under the McKesson Stipulation (or the obligations of the other parties thereto). Accordingly, the Debtor shall continue to segregate the Disputed Funds from the Sale proceeds in accordance with the provisions of the McKesson Stipulation.

•

The Wind Down Administrator shall deliver all distributions to be made to the Holders of Prepetition Secured Noteholder Claims to the Prepetition Secured Notes Indenture Trustee for further distribution to Holders of Prepetition Secured Noteholder Claims in accordance with the Prepetition Secured Notes Indenture and this Plan.

•

The $2 million Cash portion of the Plan Settlement Initial Funding Amount will be carved out of the collateral of the Prepetition Secured Noteholders as necessary to provide the Wind Down Entity with $2 million in Cash as of the Effective Date solely for the benefit of Holders of General Unsecured Claims in Class 4.

•

The Prepetition Secured Noteholder Subordinated Deficiency Claim (i.e., the deficiency between the amount of Cash distributed on account of the Prepetition Secured Noteholder Claims and the full amount of the Allowed Prepetition Secured Noteholder Claims shall be classified and treated as a Class 5 Prepetition Secured Noteholder Subordinated Deficiency Claim and will not receive any distribution unless holders of Allowed Class 4 General Unsecured Claims are paid in full.

•	Voting: Class 3 is Impaired under this Plan. Holders of Allowed Prepetition Secured Noteholder Claims are entitled to vote to accept or reject this Plan.

D)	Class 4 – General Unsecured Claims

•	Classification: Class 4 consists of the Allowed General Unsecured Claims.

•

Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment of its Allowed General Unsecured Claim or with respect to a General Unsecured Claim which the Debtor or Wind Down Administrator, as applicable, determines in its reasonable discretion is covered by sufficient insurance or is subject to subordination under the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Allowed General Unsecured Claim will be treated as follows:

o	Each Holder of an Allowed General Unsecured Claim will receive Pro Rata: (a) the Plan Settlement Net Proceeds; (b) the Plan Settlement Initial Funding

Amount remaining for distribution; and (c) any unused amounts of the Class 4 Disputed Claim Reserve and the Plan Settlement Litigation Reserve, to be distributed by the Wind Down Entity from time to time in accordance with this Plan and the Wind Down Entity Documents.

o

All distributions by the Wind Down Entity to Holders of Allowed General Unsecured Claims in this Class 4 will be paid from the Plan Settlement Net Proceeds, the Plan Settlement Initial Funding Amount remaining for distribution, and unused amounts of the Class 4 Disputed Claim Reserve and Plan Settlement Litigation Reserve.

o

On or as soon as practicable after the Effective Date, the Wind Down Administrator shall distribute $1,625,000 on account of Class 4 Claims. The Wind Down Administrator shall establish reserves on account of Class 4 Disputed Claims as provided in this Plan. In the event that such reserves are less than $1 million, the Wind Down Administrator may retain the difference between $1 million and the actual reserves on account of Disputed Class 4 Claims, up to an additional $125,000, for use by the Wind Down Administrator at such Wind Down Administrator’s discretion, and any such greater sum only upon the unanimous consent of the Wind Down Committee.

o

For the avoidance of doubt, none of the Plan Settlement Proceeds, Plan Settlement Net Proceeds or the Plan Settlement Initial Funding Amount shall be used to make distributions on account of any other Claim.

o

For the avoidance of doubt, and notwithstanding anything to the contrary herein or any Filed Proof(s) of Claim to the contrary, (a) pursuant to the Plan Settlement, the Prepetition Secured Noteholders will not have a Class 4 General Unsecured Claim; entry of the Confirmation Order shall constitute a full and irrevocable waiver by the Prepetition Secured Noteholders of any such General Unsecured Claim and the right of any distribution on account thereof; and (b) any Allowed Class 4 General Unsecured Claim which the Debtor or Wind Down Administrator, as applicable, determines in its reasonable discretion is covered by sufficient insurance shall not receive any distribution on account thereof other than from such applicable insurance policies.

•	Voting: Class 4 is Impaired under this Plan. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject this Plan.

E)	Class 5 –Prepetition Secured Noteholder Subordinated Deficiency Claim

•	Classification: Class 5 consists of the Allowed Prepetition Secured Noteholder Subordinated Deficiency Claim.

•	Treatment: The Prepetition Secured Noteholder Subordinated Deficiency Claim shall be subordinated in its entirety to Allowed Class 4 General Unsecured Claims, and the

Prepetition Secured Noteholders shall not receive any distribution on account of Prepetition Secured Noteholder Subordinated Deficiency Claim unless and until all Allowed General Unsecured Claims have been paid in full.

•

In full and final satisfaction, settlement, release, and discharge of the Prepetition Secured Noteholder Subordinated Deficiency Claim, and subject to Section 2.5 of this Plan, each Prepetition Secured Noteholder shall receive, Pro Rata, any amounts remaining after payment in full of all Allowed General Unsecured Claims, to be distributed by the Wind Down Entity in accordance with this Plan and the Wind Down Entity Documents.

•	Voting: Class 5 is Impaired under this Plan. Holders of Prepetition Secured Noteholder Subordinated Deficiency Claims are entitled to vote to accept or reject this Plan.

F)	Class 6 – Section 510(b) Claims

•	Classification: Class 6 consists of the Section 510(b) Claims against the Debtor.

•

Treatment: The Section 510(b) Claims is subordinated pursuant to section 510(b) of the Bankruptcy Code, and the Holders of the Section 510(b) Claims shall not receive any distribution on account of the Section 510(b) Claims.

•

Notwithstanding anything to the contrary, nothing in this Plan shall preclude the lead plaintiff in the Securities Litigation, on behalf of itself and the proposed class it represents in the Securities Litigation, from continuing to prosecute the Securities Litigation against the Debtor, with any recovery on account of the Section 510(b) Claims limited to the proceeds, if any, of any insurance available to the Debtor that provides coverage with respect to the Section 510(b) Claims, subject to the provisions of such insurance policies and applicable law.

•

Voting: Class 6 is Impaired under this Plan. Holders of the Section 510(b) Claims are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, the Holders of the Section 510(b) Claims are not entitled to vote to accept or reject this Plan.

G)	Class 7 – Interests

•	Classification: Class 7 consists of all Interests in the Debtor.

•

Treatment: On the Effective Date, all Interests shall be cancelled, and Holders of Interests shall retain no ownership interests in the Debtor and shall not receive any distribution on account of any such Interests.

•	Voting: Class 7 is Impaired under this Plan. Holders of Interests are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy

Code and, therefore, the Holders of Interests are not entitled to vote to accept or reject this Plan.

1.2      Allowed Unclassified Claims. The Debtor asserts that no amount is due on account of the Unclassified Claims (except for Professional Fee Claims and approximately $700,000.00 in unpaid Administrative Expense Claims) because the Unclassified Claims have been previously satisfied. Each Holder of an Allowed Unclassified Claim (except for Professional Fee Claims, which are governed by Article VII of this Plan) that has not been satisfied shall receive the full amount of such Allowed Unclassified Claim, in Cash, (a) on or before the Effective Date or (b) on the date on which such Allowed Unclassified Claim becomes due and payable pursuant to (i) its terms, (ii) the agreement upon which such Allowed Unclassified Claim is based, or (iii)) any applicable Order of the Bankruptcy Court.

1.3      Special Provision Governing Claims. Nothing under this Plan shall affect the Debtor’s (through the Effective Date) or the Wind Down Administrator’s (after the Effective Date) rights and defenses in respect of any Claim that is not otherwise settled or compromised under this Plan, including all legal and equitable rights and defenses, including setoff or recoupment against such Claims.

1.4      Confirmation Pursuant to Bankruptcy Code Section 1129(b). In the event that one of the Classes that is entitled to vote on this Plan votes to reject this Plan, the Debtor shall request that the Bankruptcy Court confirm this Plan under Bankruptcy Code section 1129(b).

1.5      Cancellation of Instruments. On the Effective Date, all instruments evidencing the Claims or rights of any Creditor against the Debtor, including the Prepetition Indentures, the Prepetition Secured Notes, the Prepetition Unsecured Notes, and all other all indentures, notes, guarantees, mortgages, and all Interests shall be cancelled and each record holder of notes shall be deemed to have surrendered its notes or other documentation underlying such Claim; provided, however, that, in accordance with Section 2.3 of this Plan, each Prepetition Secured Noteholder shall surrender its Prepetition Secured Note certificate to the Prepetition Secured Notes Indenture Trustee for cancellation in accordance with the Prepetition Secured Notes Indenture; and provided further, however, that notwithstanding Confirmation or the occurrence of the Effective Date any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling the Holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under this Plan as provided herein; (ii) allowing the Prepetition Indenture Trustees to make distributions on account of the Unsecured Notes Claims or the Prepetition Secured Noteholder Claims in accordance with this Plan and the applicable Prepetition Indenture; (iii) preserving each of the Prepetition Indenture Trustees’ right to compensation, exculpation and indemnification under the applicable Prepetition Indentures as against the Debtor and any money or property distributable to holders of Prepetition Unsecured Notes Claims or the Prepetition Secured Noteholder Claims, as applicable, including without limitation, (A) permitting each of the Prepetition Unsecured Notes Indenture Trustees to maintain, enforce and exercise its respective Prepetition Unsecured Notes Indenture Trustee Charging Liens against such distributions, and (B) permitting the Prepetition Secured Notes Indenture Trustee to maintain, enforce and exercise its Prepetition Secured Notes Indenture Trustee Charging Lien against such distributions; (iv) permitting each of the Prepetition

Indenture Trustees to enforce any obligations owed to it under this Plan and applicable Prepetition Indentures; (v) allowing the Prepetition Indenture Trustees to enforce their respective rights, claims, and interests vis-à-vis any parties other than the Debtor; (vi) allowing the Prepetition Indenture Trustees to appear in the Case or in any proceeding in the Bankruptcy Court or any other court; and (vii) permitting the Prepetition Indenture Trustees to perform any functions that are necessary to effectuate the foregoing.

Subsequent to the performance by each of the Prepetition Indenture Trustees of its obligations pursuant to this Plan and applicable Prepetition Indenture, such Prepetition Indenture Trustee and its agents shall be relieved of all duties and responsibilities related to the applicable Prepetition Indenture, except with respect to such other rights of the Prepetition Indenture Trustees that, pursuant to the applicable Prepetition Indenture, survive the termination of such Prepetition Indenture.

ARTICLE II

IMPLEMENTATION AND EXECUTION OF THIS PLAN

2.1       Effective Date. This Plan shall become effective on the date that is the first Business Day on which each condition set forth in Article IV of this Plan has been satisfied or waived as set forth therein (the “Effective Date”).

2.2       Implementation of this Plan Through the Wind Down Entity.

(a)      The Wind Down Entity will be formed on or before the Effective Date and will receive and be vested in the Wind Down Assets on the Effective Date. Pursuant to the Wind Down Entity Documents, the Wind Down Entity will hold the Class 4 Disputed Claim Reserve, the Plan Settlement Initial Funding Amount, and any and all Plan Settlement Proceeds, in trust for the benefit of Holders of Allowed General Unsecured Claims and, if and only if Allowed General Unsecured Claims are paid in full, for the benefit of Holders of the Prepetition Secured Noteholder Subordinated Deficiency Claim.

(b)      After the Effective Date, the Wind Down Entity will liquidate the Wind Down Assets, other than the Causes of Action, the Plan Settlement Initial Funding Amount and the Plan Settlement Proceeds, as expeditiously as is reasonable under the circumstances and distribute the proceeds thereof to Holders of Allowed Prepetition Secured Noteholder Claims in Class 3, including, but not limited to: (i) obtaining release of the Holdback Amounts by the Purchaser and otherwise pursuing the Asset Purchase Agreement Claims as necessary, including, without limitation, by seeking appropriate relief in the Bankruptcy Court or other court of competent jurisdiction; and (ii) liquidating and, if necessary, obtaining turnover from third parties of Prepetition Secured Notes Collateral, including by seeking appropriate relief in the Bankruptcy Court or other court of competent jurisdiction.

(c)      The Wind Down Administrator, on behalf of the Wind Down Entity, shall pursue the Causes of Action and Asset Purchase Agreement Claims and all other claims and causes of action included among the Wind Down Assets in their discretion, provided that the Wind Down Administrator shall first consult with the Wind Down Committee and with the

Required Prepetition Secured Noteholders as provided in Section 2.19(d) of this Plan. The Plan Settlement Net Proceeds, net of any Plan Settlement Litigation Reserve established under this Section 2.2, shall be distributed to Holders of Allowed General Unsecured Claims in Class 4 from time to time, except to the extent the Wind Down Administrator determines, after consultation with the Wind Down Committee, to contribute all or a portion of such proceeds to the Plan Settlement Litigation Reserve.

(d)      Upon payment in full of all Allowed Class 4 Claims, Plan Settlement Net Proceeds shall be distributed from time to time to Holders of Allowed Prepetition Subordinated Secured Noteholder Deficiency Claims in Class 5, except to the extent the Wind Down Administrator determines, with the consent of the Required Prepetition Secured Noteholders, to contribute all or a portion of such proceeds to the Plan Settlement Litigation Reserve.

(e)      The duties and powers of the Wind Down Administrator set forth herein and in the Wind Down Entity Documents shall include, but not be limited to: (i) exercising all power and authority that may be necessary to implement this Plan and enforce all provisions hereof and thereof; (ii) commencing and prosecuting all proceedings that may be commenced and take all actions that may be taken by any officer, director or shareholder of the Debtor with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including consummating this Plan; (iii) maintaining any books and records of the Wind Down Entity, including any books and records of the Debtor transferred to the Wind Down Entity; (iv) incurring and paying reasonable and necessary expenses in connection with the implementation of this Plan; (v) exercising all powers necessary or appropriate to liquidate the Wind Down Assets; and (vi) taking such other actions as may be necessary or appropriate to facilitate the wind down of the Debtor’s affairs.

(f)      Prior to making distributions required to be made on the Effective Date under this Plan, the Debtor or Wind Down Administrator, as applicable, with the reasonable consent of the Required Prepetition Secured Noteholders, shall establish, fund and maintain the Wind Down Reserves. The Wind Down Reserves shall be funded out of Cash on Hand. The Wind Down Reserves shall be administered by the Wind Down Administrator on and after the Effective Date in accordance with a budget approved by the Required Prepetition Secured Noteholders from time to time in the manner set forth in the Wind Down Entity Documents. Any funds remaining in the Wind Down Reserves shall be distributed to Holders of Prepetition Secured Noteholder Claims. The amount of each Wind Down Reserve and the basis for its determination shall be included in the Plan Supplement.

(g)      Prior to making any distribution to Holders of Allowed Class 4 Claims, the Wind Down Administrator shall establish the Class 4 Disputed Claim Reserve. The Class 4 Disputed Claim Reserve shall be funded out of the Plan Settlement Initial Funding Amount. With respect to each Disputed Claim, the Class 4 Disputed Claim Reserve shall include an amount of Cash, equal to the pro rata distributions that would have been made on such Disputed Claim if it were an Allowed Claim, other than Disputed Claims that the Debtor or Wind Down Administrator, as applicable, determines in its reasonable discretion are covered by sufficient insurance and/or are subject to subordination under the Bankruptcy Code, in an amount equal to the lesser of (i) the amount of the Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim ultimately may become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Debtor or Wind Down Administrator, as the case may be. Notwithstanding anything to the contrary, and for the avoidance of doubt, the Wind Down Administrator shall not be required to, and shall not, reserve any funds on account of the Section 510(b) Claims. Any funds remaining in the Class 4 Disputed Claim Reserve shall be distributed to Holders of General Unsecured Claims.

(h)      After the Effective Date, the Wind Down Administrator, in consultation with the Wind Down Committee, may establish and fund the Plan Settlement Litigation Reserve. Any funds remaining in the Plan Settlement Litigation Reserve shall be distributed to the Holders of Allowed General Unsecured Claims.

(i)      On the Effective Date, the Wind Down Administrator shall segregate and maintain separate accounts or sub-accounts for the Priority Claim Reserve, Class 4 Disputed Claim Reserve, and the Debtor shall create and fund from Cash on Hand, and the 401(k) Administrator shall administer and maintain, the Professional Fee Escrow in accordance with Section 7.2 of this Plan. Reserves (other than those required to be maintained in separate accounts or sub-accounts) may be merely bookkeeping entries or accounting methodologies which may be revised from time to time, to enable the Wind Down Administrator to determine the amount of the reserve and the amounts distributed or to be distributed therefrom in accordance with this Plan. The amount of the Professional Fee Escrow and the basis for its determination shall be included in the Plan Supplement.

(j)      None of the Wind Down Assets shall be subject to garnishment, execution, seizure, or other process. The Wind Down Assets shall be deemed to be held in custodia legis until distributed by the Wind Down Administrator to Holders of Allowed Claims or to pay expenses of the Wind Down Entity in accordance with this Plan and the Wind Down Entity Documents.

2.3       Distributions to Holders of Prepetition Secured Noteholder Claims. Each Prepetition Secured Noteholder Claim of the Prepetition Secured Noteholders shall be treated as set forth in Article I(C). Distributions on account of Prepetition Secured Noteholder Claims shall be (a) made in accordance with the terms and provisions of this Plan and the Wind Down Entity Documents, and (b) delivered to the Prepetition Secured Notes Indenture Trustee for further distribution to each Prepetition Secured Noteholder in accordance with the Prepetition Secured Notes Indenture; provided, however, that the Sabby Settlement Amount shall be distributed directly to the Sabby Parties on the Effective Date pursuant to the Sabby Settlement Agreement.

Distributions made by the Prepetition Secured Notes Indenture Trustee to the Prepetition Secured Noteholders shall only be made after the surrender by each such Prepetition Secured Noteholder of the Prepetition Secured Note certificates representing such Prepetition Secured Noteholder Claim. Upon surrender of such Prepetition Secured Note certificates, the Prepetition Secured Notes Indenture Trustee shall cancel such Prepetition Secured Notes. As soon as practicable after surrender of Prepetition Secured Note certificates evidencing Prepetition

Secured Noteholders Claims, the Prepetition Secured Notes Indenture Trustee shall distribute to such Prepetition Secured Noteholder such holder’s Pro Rata share of the distribution on account of Prepetition Secured Noteholder Claims as set forth in Article I, subject in all respects to the right of the Prepetition Secured Notes Indenture Trustee to assert the Prepetition Secured Notes Indenture Trustee Charging Lien against such distributions, including, without limitation, the right of the Prepetition Secured Notes Indenture Trustee to hold back a portion of such distributions on account of the Prepetition Secured Notes Indenture Trustee Sabby Indemnity Claim.

For the avoidance of doubt, the Prepetition Secured Notes Indenture Trustees shall not bear any responsibility or liability for any distributions made hereunder (other than in accordance with the Prepetition Secured Notes Indenture). In accordance with Section 5.13 of this Plan, the Wind Down Administrator shall promptly reimburse the Prepetition Secured Notes Indenture Trustees from the Wind Down Operating Expense Reserve for all Prepetition Secured Notes Indenture Trustee Fees and Expenses incurred after the Effective Date in connection with the implementation of this Plan and the Wind Down Entity Documents, including but not limited to, making distributions to Prepetition Secured Noteholders in accordance with this Plan and the Wind Down Entity Documents.

2.4       Distributions to Holders of Allowed General Unsecured Claims. Each Record Holder of an Allowed General Unsecured Claim shall be treated as set forth in Article I. Distributions to the Record Holders of Allowed General Unsecured Claims shall be (a) made in accordance with the terms and provisions of this Plan and the Wind Down Entity Documents, and (b) delivered (i) at the address set forth on the proof of claim timely Filed by such Holder, (ii) at the address set forth in any written notices of address change Filed by such Holder, (iii) at the addresses reflected in the Schedules if a proof of claim has been Filed without any written notice of address or address change, (iv) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records or (v) with respect to holders of Prepetition Unsecured Notes Claims, to or at the direction of the applicable Prepetition Unsecured Notes Indenture Trustee for further distribution to the Holders of the Prepetition Unsecured Notes in accordance with the applicable Prepetition Unsecured Notes Indenture and this Plan; provided, however, that no distributions shall be made to the Record Holders of Allowed General Unsecured Claims until the earlier to occur of the Effective Date or a Final Order authorizing such distributions. The Prepetition Unsecured Notes Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of The Depository Trust Company (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under this Plan with Holders of Unsecured notes to the extent consistent with the customary practices of The Depository Trust Company. For the avoidance of doubt, each of the Prepetition Unsecured Notes Indenture Trustees shall not bear any responsibility or liability for any distributions made hereunder (other than in accordance with the applicable Prepetition Unsecured Notes Indenture), and the Wind Down Entity shall reimburse the Prepetition Unsecured Notes Indenture Trustees from the Plan Settlement Initial Funding Amount or Plan Settlement Net Proceeds for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of this Plan and the Wind Down Entity Documents, including but not limited to, making distributions pursuant to and in accordance with this Plan and the Wind Down Entity Documents.

2.5       Distributions to Holders of Allowed Prepetition Secured Noteholder Subordinated Deficiency Claims. Each Holder of an Allowed Prepetition Secured Noteholder Subordinated Deficiency Claim shall be treated as set forth in Article I. The Prepetition Secured Noteholder Subordinated Deficiency Claim shall be subordinated in its entirety to the payment in full of Class 4 General Unsecured Claims and the Prepetition Secured Noteholders shall not receive any distribution on account of the Prepetition Secured Noteholder Subordinated Deficiency Claim unless and until the General Unsecured Claims have been paid in full in Cash. Any distributions made on account of a Prepetition Secured Noteholder Subordinated Deficiency Claim shall be made in accordance with, and subject in all respects to, Section 2.3 of this Plan.

2.6       No Distribution Pending Allowance. Notwithstanding any other provision of this Plan and Disclosure Statement or the Wind Down Entity Documents, no distribution of Cash or other property shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Claim are resolved by Final Order or as otherwise permitted by this Plan and Disclosure Statement or the Wind Down Entity Documents.

2.7       Fractional Dollars; De Minimis Distributions; Unclaimed Distributions. Notwithstanding any other provision of this Plan to the contrary, for distributions to Holders (a) the Debtor and/or Wind Down Administrator shall not be required to make distributions or payments of fractions of dollars, and whenever any distribution of a fraction of a dollar under this Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down; and (b) the Debtor and/or Wind Down Administrator shall have no duty to make a distribution on account of any Allowed Claim (i) if the aggregate amount of all distributions on account of Allowed Claims authorized to be made on such date is less than $30,000, in which case such distributions shall be deferred at the discretion of the Wind Down Administrator, (ii) if the amount to be distributed to a Holder on the particular distribution date is less than $50.00, unless such distribution constitutes the final distribution to such Holder, or (iii) if the amount of the final distribution to such Holder is $30.00 or less, in which case no distribution will be made to that Holder and such distribution shall revert to the Wind Down Entity for distribution on account of other Allowed Claims.

Any Cash or other property to be distributed under this Plan that is an Unclaimed Distribution shall revert to the Wind Down Administrator if it is not claimed by the Unclaimed Distribution Deadline. If such Cash or other property is not claimed on or before the Unclaimed Distribution Deadline, then, at the election of the Wind Down Administrator, the distribution made to such Holder shall be deemed to be reduced to zero and such returned, undeliverable, or unclaimed distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Wind Down Entity for distribution on account of other Allowed Claims.

2.8       No Post-Petition Interest. Interest shall not accrue on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date. No prepetition Claim shall be Allowed to the extent it is for post-petition interest or other similar charges, except to the extent permitted for Holders of Secured Claims under section 506(b) of the Bankruptcy Code.

2.9       Dissolution of the Debtor. The affairs of the Debtor may be wound up and, with the express consent of the 401(k) Administrator, the Debtor may be dissolved at any time after the Effective Date without the need for any further action or approval or filings with the secretary of state of other governmental official or authorities in the Debtor’s state of incorporation. For the avoidance of doubt, the entry of the Final Decree in this Case shall not effect a dissolution of the Debtor without the express consent of the 401(k) Administrator. After the Effective Date, the Debtor, along with its attorneys, accountants and other agents as applicable, shall have the right to (i) prosecute applications for payment of fees and reimbursement of expenses of Professionals, or attending to any other issues related to applications for payment of fees and reimbursement of expenses of Professionals, including in connection with the Final Fee Hearing, and (ii) participate in any appeals of the Confirmation Order and/or motions seeking reconsideration thereof through the date such appeals and/or motions are finally decided, settled, withdrawn or otherwise resolved.

2.10       Officers and Directors. As of the filing of this Plan, Lota S. Zoth is the Sole Continuing Director and Thomas P. Lynch is the Sole Continuing Officer. On the Effective Date, the Sole Continuing Director and the Sole Continuing Officer shall be deemed to have resigned and replaced by the Wind Down Administrator.

2.11       Records. With the closing of the Sale and the full wind-down of the Debtor’s operations, the Debtor has identified, or anticipates identifying, Records, which are certain documents, books and records that are outdated, burdensome, and/or of inconsequential value to the Debtor’s Estate and which are not necessary nor relevant to: (i) the performance of the respective duties and obligations of the Debtor (through the Effective Date) or Wind Down Administrator (after the Effective Date); (ii) any pending or anticipated litigation, including, without limitation, the Securities Litigation; (iii) the filing of any tax returns; (iv) the resolution of Claims Filed against the Debtor; (v) the Causes of Action; (vi) the Purchase Agreement Claims; (vii) the Tax Refunds; (viii) the Takeda Reconciliation; and/or (ix) any other claims or causes of action included among the Wind Down Assets (for purposes of this Section 2.11, items in the foregoing categories (i)-(ix), and Potentially Relevant Books and Records, do not constitute Records). To complete the Debtor’s wind-down, avoid the incurrence of unnecessary storage costs and facilitate the consolidation and preservation of any pertinent documents, books and records, each of the Debtor, in consultation with the Creditors’ Committee (through the Effective Date) or Wind Down Administrator (after the Effective Date), as applicable, shall be authorized to abandon, destroy and/or dispose of all originals and/or copies of Records pursuant to Bankruptcy Code section 554 without further order of the Bankruptcy Court; provided, however, notwithstanding anything to the contrary in this Plan:

(a)      until the entry of a final and non-appealable order of judgment or settlement with respect to all defendants now or hereafter named in the Securities Litigation (the “Termination Date”), Cooley (“Cooley”), counsel for the defendants in the Securities Litigation (or such other Person designated from time to time so long as such Person is reasonably acceptable to the lead plaintiff in the Securities Litigation), shall continue to maintain all

Potentially Relevant Books and Records in Cooley’s possession, or under their direction or control, as of the Effective Date;

(b)      on or prior to the Effective Date, the Debtor or Wind Down Administrator shall deliver, or caused to be delivered, to Cooley (or such other Person designated from time to time so long as such Person is reasonably acceptable to the lead plaintiff in the Securities Litigation) electronic files, in a format that can be readily accessed without the need to reconstruct servers from backups (for electronic mailboxes, such format shall be .PST files or their equivalent, and for other electronic files, such format shall be native format, provided that files may be compressed into .ZIP or similar format), containing originals or true copies of all Potentially Relevant Books and Records which the Debtor or Wind Down Administrator, in consultation with Cooley, reasonably believes are not in the possession, or under the direction or control, of Cooley, as of the Effective Date;

(c)      all books and records now or hereafter in the possession or custody of Cooley or any agent thereof (or such other Person designated pursuant to subparagraphs (a) and (b) above) pursuant to subparagraphs (a) and (b) above shall be deemed, for purposes of discovery in the Securities Litigation, to be in the control (as that term is used in the Federal Rules of Civil Procedure) of the Debtor; provided, however, that if the Debtor, or any individual defendant represented by Cooley in the Securities Litigation as of the date of this Plan, receives a valid request for production of documents or subpoena in connection with the Securities Litigation, the Debtor, subject to whatever defenses it may have thereto under the Federal Rules of Civil Procedure and other applicable law, shall consent (unless the Debtor has been dissolved pursuant to this Plan and the Wind Down Entity has been terminated, in which instance the Debtor shall be deemed to consent) to the production by Cooley of the documents required to be produced in connection with such request or subpoena; and

(d)      until the Termination Date, the Purchaser (or such other Person designated from time to time so long as such Person is reasonably acceptable to the lead plaintiff in the Securities Litigation) shall maintain Potentially Relevant Books and Records in its possession, or under its direction or control, whether in electronic or paper form, in the same format in which such Potentially Relevant Books and Records existed when transferred to the Purchaser by the Debtor, and make the same available to the parties in the Securities Litigation pursuant to a valid request for production of documents or subpoena in connection with the Securities Litigation, or pursuant to an order of a court of competent jurisdiction or applicable law; provided, however, that nothing shall prejudice any rights of the Purchaser to seek payment, or reimbursement of its internal and external costs and expenses, under applicable law or an order of a court of competent jurisdiction, from the requesting party or any other Person who may be responsible therefore. Notwithstanding anything in the Plan or Confirmation Order, the Purchaser shall not destroy, dispose of, or otherwise render unavailable any Potentially Relevant Books and Records in its possession or under its direction or control, prior to the Termination Date. In addition, from time to time the Wind Down Entity, Wind Down Advisors, or Cooley may, at the sole cost and expense of the requesting Person (which costs and expenses will include the reasonable internal and external costs and expenses of the Purchaser), request copies of the Debtor’s former books and records in the Purchaser’s possession, or under its direction or control, whether in electronic or paper form, for purposes of implementing this Plan, the Confirmation Order, the Wind Down Entity Documents, administering the Wind Down Entity, or in connection with the Securities

Litigation; the Purchaser shall maintain such books and records until at least May 31, 2020 (other than Potentially Relevant Books and Records which shall be maintained until the Termination Date). Any fees and expenses incurred by the Wind Down Entity in connection with this Section 2.11(d), shall be paid by the Wind Down Entity from the Plan Settlement Litigation Expense Reserve. To the extent the Debtor makes a request on the Purchaser prior to the Effective Date, pursuant to the Transitional Services Agreement between the Debtor and the Purchaser, for copies of its books and records, and such request is not satisfied prior to the Effective Date, the Purchaser shall deliver such books and records to the Wind Down Entity after the Effective Date.

As used in this Plan, “Potentially Relevant Books and Records” means the Debtor’s books, records, documents, files, electronic data (in whatever format, including native format, and from every source and location, including but not limited to all hard drives, servers, and cloud-based storage located in the United States and overseas), or any tangible object or other item of evidence potentially relevant to the Securities Litigation.

Bankruptcy Code section 554 provides that, inter alia, “[a]fter notice and a hearing, the trustee may abandon any property of the estate that is burdensome to the estate or that is of inconsequential value and benefit to the estate.” 11 U.S.C. § 554(a). Courts have held that a debtor-in-possession’s decision to abandon property of the estate rests on the debtor’s business judgment. See, e.g., In re Cult Awareness Network Inc., 205 B.R. 575, 579 (Bankr. N.D. Ill. 1997). The Debtor has concluded (in consultation with the Creditors’ Committee) in its business judgment that it will no longer need to retain certain Records and therefore the Debtor is hereby authorized, but not directed, in consultation with the Creditors’ Committee (through the Effective Date) or Wind Down Administrator (after the Effective Date), as applicable, to abandon, dispose of, or destroy the Records (or transfer them to the Wind Down Entity). The Debtor and/or Wind Down Administrator, as applicable, shall not be required to comply with applicable local, state and federal statutes, rules and ordinances except to the extent that compliance is necessary to ensure the government’s interest in public health and safety. See generally Midlantic Nat’l Bank v. New Jersey Dept of Envtl. Protection, 474 U.S. 494 (1986). Additionally, any action by any local, state or federal agency, department or governmental authority or any other entity to prevent, interfere with, or otherwise hinder the Debtor’s or Wind Down Administrator’s abandonment, disposal and/or destruction of the Records shall be enjoined pursuant to this Plan.

The Wind Down Administrator shall succeed to all rights of the Debtor under Section 10.15 of the Asset Purchase Agreement.

2.12       Effectuating Documents. Prior to the Effective Date, the Sole Continuing Director and the Sole Continuing Officer of the Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan and Confirmation Order.

2.13       Objections to Claims. Except as provided herein and in Section 3.3 of this Plan, the deadline to File objections to Claims shall be 120 days after the Effective Date or such later date that may be set by the Bankruptcy Court upon a motion (whether filed before or after the expiration of the deadline) of the Wind Down Administrator (which motion may be approved without a hearing and without notice to any party) (the “Claims Objection Deadline”), and any

Claim that is not the subject of a timely Filed objection as of the Claims Objection Deadline (as may be extended) shall be an Allowed Claim in the amount set forth on the proof of claim Filed by the Holder of such Claim or as listed on the Schedules if no such proof of claim has been Filed. If a Disputed Claim becomes Allowed, in full or in part, such Claim shall be treated, to the extent Allowed, in accordance with the treatment of its Class.

2.14       Objections and Settlements of Claims and Claims Allowance. Each of the Debtor (in consultation with the Creditors’ Committee) through the Effective Date, or Wind Down Administrator (after the Effective Date), as applicable, shall have the authority to: (i) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (ii) settle, liquidate, allow, or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; (iii) administer and adjust the Claims Register and/or direct the Claims Agent to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court; and (iv) file one or more Allowed Claims Notices with respect to non-contingent, liquidated Proofs of Claim that are not Allowed either prior to or following the Effective Date and as to which the Debtor (in consultation with the Creditors’ Committee) or Wind Down Administrator, as applicable, have determined not to file any objection.

2.15      Plan Settlement and Sabby Settlement in Connection With this Plan.

(a)      Pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions and other benefits provided under this Plan, this Plan constitutes a request for the Bankruptcy Court to authorize and approve, among other things, the implementation of the Plan Settlement between and among the Debtor, Creditors’ Committee, the Required DIP Lenders (as defined in the DIP Order), and the Required Prepetition Secured Noteholders. Distributions to be made to Holders of Allowed (i) Prepetition Secured Noteholder Claims (ii) General Unsecured Claims, and (iii) the Prepetition Secured Noteholder Subordinated Deficiency Claim pursuant to this Plan shall be made on account of, in consideration of, and in accordance with, among other things, the Plan Settlement as embodied in this Plan and the Confirmation Order. In addition, on the Effective Date of this Plan, the Creditors’ Committee shall automatically be deemed to waive and release the Creditors’ Committee’s reserved right to commence a Challenge (as defined in the DIP Order) against the DIP Lenders and/or the Prepetition Secured Noteholders. Under the Plan Settlement, among other things, the Prepetition Secured Noteholders agreed to (i) fund the Wind Down Entity with the Plan Settlement Initial Funding Amount; and (ii) subordinate in full the Prepetition Secured Noteholder Subordinated Deficiency Claim to Allowed General Unsecured Claims. Entry of the Confirmation order shall constitute: (a) the Bankruptcy Court’s approval, as of the Effective Date, of this Plan and all components of the Plan Settlement as embodied in this Plan and the Confirmation Order, and (b) the Bankruptcy Court’s finding that the Plan Settlement is (i) in the best interest of the Debtor, its Estate and the Holders of Claims, (ii) the product of the exercise of the Debtor’s sound business judgment, and (iii) is fair, equitable and reasonable under the circumstances.

(b)      Pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions and other benefits provided under this Plan, this Plan constitutes a request for the Bankruptcy Court to authorize and approve, among other things, the implementation of the Sabby Settlement Agreement between and among the Sabby Parties, U.S. National Bank, in its capacities as Prepetition Secured Notes Indenture Trustee and Prepetition Collateral Agent, and the Debtor. Distributions to be made to the Sabby Parties pursuant to this Plan shall be made on account of, in consideration of, and in accordance with, among other things, the Sabby Settlement Agreement as embodied in this Plan and the Confirmation Order. Under the Sabby Settlement Agreement, among other things, the Sabby Parties agreed to settle the Sabby Litigation in exchange for the Sabby Settlement Amount (i.e., a Cash payment of $265,000, which will be paid from the Distributable Cash). Entry of the Confirmation order shall constitute: (a) the Bankruptcy Court’s approval, as of the Effective Date, of all components of the Sabby Settlement Agreement as embodied in this Plan and the Confirmation Order, and (b) the Bankruptcy Court’s finding that the Sabby Settlement Agreement is (x) in the best interest of the Debtor, its Estate and the Holders of Claims, (y) the product of the exercise of the Debtor’s sound business judgment, and (z) is fair, equitable and reasonable under the circumstances.

2.16       Release of Liens. Except as otherwise provided in this Plan and Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to this Plan and Confirmation Order, on the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Estate shall be deemed fully released and discharged without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code or other applicable law.

2.17       Exemption from Certain Taxes and Fees. Pursuant to section 1146(a) of the Bankruptcy Code, the making or delivery of any instrument or transfer from the Debtor to the Wind Down Entity, or to any other Person pursuant to this Plan and Disclosure Statement, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the forgoing instruments or other documents without the payment of any such tax or governmental assessment.

2.18       Debtor’s Privileges. Effective after the Effective Date, all privileges of the Debtor relating to the Wind Down Assets (which include privileges of the Debtor relating to, without limitation, the Causes of Action, the Asset Purchase Agreement Claims, the McKesson Appeal, and/or any other claims or causes of action included among the Wind Down Assets) shall be deemed transferred, assigned, and delivered to the Wind Down Entity, without waiver or release, and shall vest with the Wind Down Entity. The Wind Down Administrator shall hold and be the beneficiary of all such privileges and entitled to assert or waive such privileges. No such privilege shall be waived by disclosures to the Wind Down Administrator of the Debtor’s documents, information, or communications subject to attorney-client privileges, work product protections or other immunities (including those related to common interest or joint defense with third parties), or protections from disclosure held by the Debtor. The Debtor’s privileges relating to the Wind Down Assets will remain subject to the rights of third parties under applicable law, including any rights arising from the common interest doctrine, the joint defense doctrine, joint attorney-client representation, or any agreement. Nothing contained herein or in the

Confirmation Order, nor any professional’s compliance herewith and therewith, shall constitute a breach or waiver of any privileges of the Debtor.

2.19     Additional Provisions Regarding the Wind Down Entity, Wind Down Administrator, Wind Down Committee and 401k Administrator.2

(a)        Appointment of Wind Down Administrator. Pursuant to the Plan Settlement, the Creditors’ Committee shall select the Wind Down Administrator. The identity of the Wind Down Administrator shall be included in the Plan Supplement. The entry of the Confirmation Order shall ratify the selection of the Wind Down Administrator.

(b)        Creation of the Wind Down Entity; Term. On or before the Effective Date, the Wind Down Entity shall be established pursuant to the Wind Down Entity Documents for the purposes set forth in this Plan the Wind Down Entity Documents. The Wind Down Entity shall continue in existence until all distributions under this Plan have been made.

(c)         Vesting and Transfer of Assets to the Wind Down Entity. Pursuant to section 1141(b) of the Bankruptcy Code, the Wind Down Assets shall vest in the Wind Down Entity free and clear of all Claims, Liens charges or other encumbrances; provided, however, the Wind Down Administrator may abandon or otherwise not accept any Wind Down Assets that the Wind Down Administrator believes, in good faith, to have no value to, or will be unduly burdensome to, the Wind Down Entity. Any Wind Down Assets that the Wind Down Administrator so abandons or otherwise does not accept shall not be Wind Down Assets and shall be deemed abandoned by the Debtor pursuant to Bankruptcy Code section 554 without further order of the Bankruptcy Court. The Debtor and/or Wind Down Administrator, as applicable, shall not be required to comply with applicable local, state and federal statutes, rules and ordinances in connection with this Section 2.19(c) except to the extent that compliance is necessary to ensure the government’s interest in public health and safety. Additionally, any action by any local, state or federal agency, department or governmental authority or any other entity to prevent, interfere with, or otherwise hinder the Debtor’s or Wind Down Administrator’s abandonment, disposal and/or destruction of any Wind Down Assets shall be enjoined effective as of the Effective Date.

(d)        General Powers of the Wind Down Administrator. The rights, powers and obligations of the Wind Down Administrator are specified in this Plan, the Confirmation Order and the Wind Down Entity Documents. Except as expressly set forth in this Plan or the Confirmation Order, and in the Wind Down Entity Documents, the Wind Down Administrator, on behalf of the Wind Down Entity, shall have sole power to pursue the Causes of Action, the Asset Purchase Agreement Claims and any and all other claims and causes of action included among the Wind Down Assets transferred to the Wind Down Entity in accordance with this Plan and any claims or causes of action arising after the Effective Date in favor of the Wind Down Entity, including, without limitation, taking any action with respect to Disputed Claims, appeals, counterclaims, and defenses of, or with respect to, such Disputed Claims, Causes of Action and Asset Purchase Agreement Claims, and any and all other claims and causes of action included

[2]	Capitalized terms not otherwise defined in this Section 2.19 shall be given the meanings ascribed to them in the Wind Down Entity Documents.

among the Wind Down Assets and/or any claims or causes of Action arising after the Effective Date in favor of the Wind Down Entity.

After the Effective Date, prosecution and potential settlement of the Causes of Action, the Asset Purchase Agreement Claims, and the McKesson Appeal, and any and all other claims and causes of action included among the Wind Down Assets, shall be the sole responsibility of the Wind Down Administrator pursuant to this Plan and the Confirmation Order. The Wind Down Administrator may prosecute the Causes of Action, the Asset Purchase Agreement Claims, the McKesson Appeal, and/or any other claims or causes of action included among the Wind Down Assets as appropriate, in accordance herewith and with the Wind Down Entity Documents. After the Effective Date, the Wind Down Entity and the Wind Down Administrator shall have all rights, powers, and interests of the Estate to pursue, settle, or abandon the Causes of Action, the Asset Purchase Agreement Claims, the McKesson Appeal and/or any other claims or causes of action included among the Wind Down Assets as the sole representative of the Estate pursuant to section 1123(b)(3) of the Bankruptcy Code; provided, however, that any settlement or abandonment of any Purchase Agreement Claim, the McKesson Appeal, the Tax Refunds, and/or any claim or cause of action other than the (Causes of Action) included among the Wind Down Assets shall require the consent of the Required Prepetition Secured Noteholders. No Person or entity may rely on the absence of a specific reference in this Plan and/or Confirmation Order, or any other supplemental documents, to any of the Causes of Action, the Asset Purchase Agreement Claims, or other claims or causes of action included among the Wind Down Assets against it as any indication that the Debtor and/or Wind Down Administrator will not pursue any and all available rights and remedies related thereto against any such Person or entity, or that the Wind Down Administrator does not have the right to pursue any such claim or cause of action. The Wind Down Administrator expressly reserves all Causes of Action, Asset Purchase Agreement Claims, and other claims and causes of action included among the Wind Down Assets and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action, Asset Purchase Agreement Claims, and/or other claims and casus of action included among the Wind Down Assets upon, after, or as a consequence of confirmation or consummation of this Plan. Unless any Causes of Action, Asset Purchase Agreement Claims or other claim or causes of action included among the Wind Down Assets against any Person or entity is expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction, the Debtor or the Wind Down Administrator, as applicable, expressly reserves all Causes of Action, Asset Purchase Agreement Claims, and other claims and causes of action included among the Wind Down Assets for later adjudication.

(e)        Certain Wind Down Entity Tax Matters.

i.          The Wind Down Entity shall be responsible for filing all required federal, state, and local tax returns and/or informational returns for the Debtor and/or Wind Down Entity. The Wind Down Entity shall comply with all withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions made by the Wind Down Entity shall be subject to any such withholding and reporting requirements. The Wind Down Administrator shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the Holder of an Allowed Claim complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each Holder.

ii.           The Wind Down Entity shall also be responsible for preparing tax returns and collecting all resulting Tax Refunds due to the Debtor in respect of tax years ending after the Effective Date and prior to January 1, 2021, or such later date as determined by the Wind Down Administrator in consultation with the Required Prepetition Noteholders. For the avoidance of doubt, after the Effective Date, the Debtor, with the assistance of the Wind Down Entity, shall preserve its corporate existence under Delaware law and the Internal Revenue Code until such time as the Wind Down Entity, on the Debtor’s behalf, has collected all material Tax Refunds due to the Debtor. Promptly upon receipt, the Wind Down Administrator shall pay any Tax Refunds, less any previously unreimbursed actual and necessary expenses of collection, to the Prepetition Secured Notes Indenture Trustee for distribution Pro Rata to the Holders of Allowed Prepetition Secured Notes Claims. Unless otherwise instructed by the Required Prepetition Secured Noteholders, or authorized by order of the Bankruptcy Court, the Wind Down Entity shall satisfy, on the Debtor’s behalf, all reasonable requirements necessary under the Internal Revenue Code in order for the Debtor to remain eligible to receive any such Tax Refunds. The Wind Down Entity shall be deemed the Debtor’s agent for purposes of correspondence with the Internal Revenue Service, including, but not limited to, the collection of any Tax Refunds. To the extent not previously reimbursed, the Wind Down Administrator may use funds in the Lender Litigation Expense Reserve to reimburse the Wind Down Entity for all actual, reasonable and documented costs and expenses of the Wind Down Entity related to collection of the Tax Refunds and preservation of the minimum corporate existence of the Debtor under Delaware law as necessary to preserve the Tax Refunds (the “Tax Refund Costs”). Notwithstanding anything to the contrary in this Plan, the Wind Down Administrator shall be authorized to abandon the Tax Refunds if the funds in the Lender Litigation Expense Reserve are insufficient to pay (or reimburse the Wind Down Entity) the Tax Refund Costs actually or projected in good faith to be incurred by the Wind Down Administrator, unless sufficient funds are advanced by one or more of the Prepetition Secured Noteholders within 30 days of written request to the Required Prepetition Secured Noteholders by the Wind Down Administrator. The Wind Down Administrator shall allocate any taxable income of the Wind Down Entity (other than taxable income allocable to any assets allocable to, or retained on account of, Disputed Claims, if such income is otherwise taxable to the Wind Down Entity) or loss among the Holders. The tax book value of the Wind Down Assets for purposes of allocating taxable income and loss shall equal their fair market value on the date of the transfer of the Wind Down Assets to the Wind Down Entity, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements. As soon as reasonably practicable after the transfer of Wind Down Assets to the Wind Down Entity, the Wind Down Administrator shall make a good faith valuation of the Wind Down Assets. All parties to the Wind Down Entity (including, without limitation, the Debtor and the Holders) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

iii.          Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution from the Wind Down Entity shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan and Disclosure Statement unless and until such Holder has made arrangements satisfactory to the Wind Down Administrator to allow it to comply with its tax withholding and reporting requirements. Any property to be distributed by the Wind Down Entity shall, pending the implementation of such arrangements, be treated as an Unclaimed Distribution to be held by the Wind Down Administrator, as the case may be, until such time as the Wind Down Administrator is satisfied with the Holder’s arrangements for any withholding tax obligations.

(f)        Wind Down Committee. On or before the Effective Date, the Creditors’ Committee shall be deemed to have appointed the Wind Down Committee to oversee the implementation of this Plan. The Wind Down Administrator shall consult with the Wind Down Committee with respect to (i) the pursuit of Causes of Action; (ii) the Takeda Reconciliation; (iii) the retention of Wind Down Advisors in connection with the Causes of Action and the Takeda Reconciliation; (iii) the expenditure of Plan Settlement Litigation Expenses; and (iv) the amount and timing of distributions on account of Allowed General Unsecured Claims, including the contribution of Plan Settlement Net Proceeds available for distribution to the Plan Settlement Litigation Reserve.

(g)        Direction of the Required Prepetition Secured Noteholders. The Wind Down Administrator shall act at the direction of the Required Prepetition Secured Noteholders as to all material decisions respecting: (i) the Asset Purchase Agreement Claims; (ii) the McKesson Appeal; (iii) the Tax Refunds; (iv) the retention of Wind Down Advisors other than in connection with the Causes of Action and the Takeda Reconciliation; (v) the incurrence of Lender Litigation Expenses; and (vi) the amount and timing of distributions on account of Allowed Prepetition Secured Noteholder Claims, including the contribution of the proceeds of liquidation of Wind Down Assets (other than the Causes of Action and the Takeda Reconciliation) to the Lender Litigation Expense Reserve and the Wind Down Operating Expense Reserves.

(h)        Substitution of Wind Down Entity for the Debtor. After the Effective Date, the Wind Down Entity and/or Wind Down Administrator shall, in the discretion of the Wind Down Administrator, be deemed to be substituted as the party in lieu of the Debtor in all pending matters including but not limited to (i) motions, contested matters and adversary proceeding pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Wind Down Entity and/or Wind Down Administrator to file motions or substitutions of parties and counsel.

(i)        The 401(k) Administrator. In addition to the 401(k) Administrator’s other rights, duties and obligations, after the Effective Date, the 401(k) Administrator shall have sole authority for taking any and all actions necessary in connection with the 401(k) Plan, including to cure any defect affecting the qualified status of the 401(k) Plan under the Internal Revenue

Code, in consultation with the Required Prepetition Secured Noteholders and in accordance with the 401(k) Administrator Budget. In addition, the 401(k) Administrator shall have sole authority to administer the Professional Fee Escrow pursuant to this Plan, the Confirmation Order, the escrow agreement governing the Professional Fee Escrow, and all orders of this Court entered with respect to the fees and expenses of Professionals.

(j)         Insurance. Notwithstanding anything to the contrary, nothing in this Plan shall affect any rights the Debtor, the Debtor’s Estate, the Wind Down Entity, or the Wind Down Administrator may have to make a claim against any Person not released pursuant to this Plan, or to receive the proceeds of, any insurance available to the Debtor and/or the other defendants in the Securities Litigation or otherwise.

ARTICLE III

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

3.1         Background. The Debtor believes that all executory contracts and unexpired leases of the Debtor were assumed and assigned to the Purchaser, or rejected, during the pendency of the Case. Article III of this Plan is included out of an abundance of caution.

3.2         Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases of the Debtor which have not been assumed and assigned, or rejected, prior to the Confirmation Date shall be deemed rejected as of the Confirmation Date; provided, however, that to the extent any insurance policies of the Debtor, including but not limited to any directors’ and officers’ liability insurance policies, are considered to be executory contracts, no such insurance policies shall be rejected or otherwise impacted pursuant to this Plan and all such insurance policies shall be deemed assumed on the Effective Date. Any Creditor asserting a Claim for monetary damages as a result of the rejection of an executory contract or unexpired lease deemed rejected pursuant to this Plan (and not on or before the Confirmation Date) shall file a proof of claim substantially in the form of Official Form 410 with the Claims Agent (“Rejection Claim”), and serve it upon Debtor’s counsel and the Wind Down Administrator by overnight mail so as to be received by no later than 20 days after the Confirmation Date.

3.3         Rejection Claims. Any Rejection Claim not filed pursuant to Section 3.2 of this Plan shall be forever disallowed and barred. If one or more Rejection Claims are filed pursuant to Section 3.2 of this Plan, notwithstanding Section 2.13 of this Plan, the Wind Down Administrator may File one or more objections to any such Rejection Claims, and shall serve any objection upon the claimant and the claimant’s counsel, if any, by overnight mail no later than 120 days after the Confirmation Date. Any response by the claimant to any such objection shall be Filed and served by overnight mail upon the Wind Down Administrator no later than 15 days after service of such objection has been completed. If any such objection is timely Filed and cannot be resolved consensually by the parties, a hearing shall be held by the Bankruptcy Court as soon as is reasonably practicable, but it no event later than 45 days after service of such objection has been completed, to determine whether any such Rejection Claim is Allowed or Disallowed, in full or in part. The foregoing deadlines may be extended for cause or with the consent of the parties. If a Rejection Claim is determined to be Allowed, the date of such determination shall be deemed to be the Record Date and the Holder of the Claim on the date of such determination shall be deemed to be the Record Holder of such Claim. If a Rejection Claim becomes Allowed, in full or in part, such Claim shall be an Allowed General Unsecured Claim to the extent that such Claim becomes Allowed and the Record Holder of such Claim shall receive the treatment set forth in Section 2.4 of this Plan.

ARTICLE IV

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THIS PLAN

4.1         Condition to Confirmation. Unless waived pursuant to Section 4.3 of this Plan, the Bankruptcy Court’s entry of the Confirmation Order, in form and substance reasonably satisfactory to the Debtor, in consultation with the Consultation Parties, shall be the condition precedent to the Confirmation of this Plan.

4.2         Conditions to the Effective Date. The Effective Date shall not occur and this Plan shall not be consummated unless and until each of the following conditions has been satisfied or waived pursuant to Section 4.3 of this Plan: (i) the Confirmation Order, in form and substance reasonably satisfactory to the Debtor, in consultation with the Consultation Parties, shall have been entered by the Bankruptcy Court, (ii) the Confirmation Order shall have become a Final Order, and (iii) the Wind Down Entity shall have been created.

4.3         Waiver of Conditions to Confirmation or the Effective Date. The condition set forth in section 4.2(ii) of this Plan may be waived in whole or part in writing by the Debtor, with the consent of the Creditors’ Committee, at any time without further Order.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1         Binding Effect of This Plan. The provisions of this Plan shall be binding upon all parties to this Plan and inure to the benefit of the Debtor, the Debtor’s Estate, and its predecessors, successors, assigns, advisors, attorneys, agents, officers and directors of either. The terms of this Plan shall be enforceable against the Debtor, its Creditors, Interest Holders and all parties-in-interest.

5.2         Authority of the Wind Down Entity and Wind Down Administrator. Upon the Effective Date, the Wind Down Entity and the Wind Down Administrator shall have the sole and exclusive right, standing and authority to prosecute, compromise, settle and/or otherwise deal with the Causes of Action, and the Takeda Reconciliation, the Asset Purchase Agreement Claims, and any and all causes of action included among the Wind Down Assets, and to appear and take all required action before the Bankruptcy Court and any courts, tribunals, forums or administrative proceedings with respect to the Wind Down Assets, with or without Bankruptcy Court approval. In the event that the Wind Down Administrator elects to prosecute any Causes of Action, the Asset Purchase Agreement Claims, or any other claim or cause of action, any recovery (net of reasonable legal fees costs and expenses incurred in connection with the investigation, prosecution, or settlement of such Causes of Action, Asset Purchase Agreement

Claim or other claim or cause of action, from litigation, compromise or settlement and the proceeds thereof shall constitute part of the Wind Down Assets and shall be distributed by the Wind Down Administrator in accordance with this Plan.

5.3        Retention of Jurisdiction.    Following the Effective Date, the Bankruptcy Court shall retain jurisdiction to the fullest extent permitted by law over the provisions of this Plan, including Disputed Claims, Rejection Claims, and Professional Fee Claims, over all disputes and litigation (including litigation concerning the Causes of Action, the Asset Purchase Agreement Claims and all other claim or causes of action) which may be pending on the Confirmation Date or brought by the Wind Down Entity or the Wind Down Administrator, or any other party-in-interest after the Effective Date, and over any controversies that may arise hereafter which would affect the Debtor’s and/or Wind Down Administrator’s ability to carry out this Plan, until all such disputes and litigation shall be concluded and this Plan shall be fully consummated.

5.4        Governing Law.    Except as to matters governed by the Bankruptcy Code or Bankruptcy Rules, as applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law.

5.5        Headings.    The headings of articles, paragraphs, and subparagraphs of this Plan are inserted for convenience only and shall not affect the interpretation of any provision of this Plan.

5.6        Time.  Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day that is not a Business Day, then the time for the next occurrence or happening of said event shall be extended to the next day which is a Business Day.

5.7        Severability.       Should any provision of this Plan be determined to be unenforceable after the Effective Date such determination shall in no way limit or affect the enforceability and operative effect of any and all of the other provisions of this Plan provided that the intent of this Plan can still be effectuated.

5.8        Revocation.  The Debtor reserves the right to revoke and withdraw this Plan prior to the entry of a Confirmation Order. If the Debtor revokes or withdraws this Plan, or if the Confirmation Order is vacated, this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor, any other Person, or to prejudice in any manner the rights of such parties in any further proceedings involving the Debtor.

5.9        Precedence.    In the event and to the extent that any provision of this Plan is inconsistent with the provisions of the Disclosure Statement, the Wind Down Entity Documents (solely with respect to the creation of the Wind Down Entity) or any other agreement to be executed by any Person pursuant to this Plan, the provisions of this Plan shall control and take precedence; provided, however, in the event and to the extent that any provision of this Plan is inconsistent with the provisions of the Wind Down Entity Documents with respect to administration of the Wind Down Entity or the Wind Down Assets, the Wind Down Entity Documents shall control and take precedence. In the event of any inconsistency between any provision of any of the foregoing documents, and any provision of the Confirmation Order, the Confirmation Order shall control and take precedence. Nothing in the Confirmation Order, this Plan, the Disclosure Statement or the Wind Down Entity Documents shall modify or be deemed to modify in any regard any term or provision of the DIP Order or the Stipulation Authorizing the Debtor’s Use of Cash Collateral, as approved by the Bankruptcy Court [Docket No. 713], including, without limitation, any and all provisions respecting the reimbursement of fees and expenses of the Required Prepetition Secured Noteholders. In the event of any inconsistency between the Plan Settlement and this Plan or the Confirmation Order, the Plan Settlement shall control and take precedence.

5.10        Statutory Fees.    Prior to the Effective Date, the Debtor shall pay all fees payable pursuant to 28 U.S.C. § 1930. From and after the Effective Date, the Wind Down Entity shall pay all such fees from the Wind Down Operating Expense Reserve.

5.11        Dissolution of the Creditors’ Committee.    On the Effective Date, the Creditors’ Committee shall be dissolved automatically and its members, professionals, and agents shall be deemed released of any continuing duties, responsibilities and obligations in connection with the Case, this Plan and its implementation, except with respect to (i) prosecuting (or objecting to) applications for payment of fees and reimbursement of expenses of Professionals, or Creditors’ Committee members, or attending to any other issues related to applications for payment of fees and reimbursement of expenses of Professionals, including in connection with the Final Fee Hearing, or (ii) any appeals of the Confirmation Order and/or motions seeking reconsideration thereof through the date such appeals and/or motions are finally decided, settled, withdrawn or otherwise resolved. On the Effective Date, the retention and employment of the Creditors’ Committee’s attorneys, accountants and other agents shall terminate, except with respect to: (i) prosecuting applications (or objections thereto) for payment of fees and reimbursement of expenses of Professionals, or Creditors’ Committee members, or attending to any other issues related to applications for payment of fees and reimbursement of expenses of Professionals, including in connection with the Final Fee Hearing, or (ii) any appeals of the Confirmation Order and/or motions seeking reconsideration thereof through the date such appeals and/or motions are finally decided, settled, withdrawn or otherwise resolved.

5.12        Claims Agent.    KCC, in its capacity as claims, noticing and balloting agent, shall be relieved of such duties on the date of the entry of the Final Decree or upon such earlier date as set forth in a written notice provided to it by the Wind Down Administrator.

5.13        Payment of Prepetition Secured Notes Indenture Trustee Fees and Expenses.    On or prior to the Effective Date, the Debtor shall pay in Cash from the Distributable Cash all unpaid Prepetition Secured Notes Indenture Trustee Fees and Expenses that are payable under the DIP Order and/or the Cash Collateral Order. From and after the Effective Date, the Wind Down Administrator shall promptly pay in Cash all Prepetition Secured Notes Indenture Trustee Fees and Expenses from the Wind Down Operating Expense Reserve. Nothing in this Section 5.13 shall in any way affect or diminish the right of the Prepetition Secured Notes Indenture Trustee to assert the Prepetition Secured Notes Indenture Trustee Charging Lien against distributions to Holders of Prepetition Secured Noteholder Claims with respect to any unpaid Prepetition Secured Notes Indenture Trustee Fees and Expenses and/or the Prepetition Secured Notes Indenture Trustee Sabby Indemnity Claim.

5.14        No Duty to Update Disclosures.    The Debtor has no duty to update the information contained in this Plan or in the Disclosure Statement as of the date hereof, or unless required to do so pursuant to an Order of the Bankruptcy Court. Delivery of this Plan and the Disclosure Statement after the date hereof does not imply that the information contained herein has remained unchanged.

5.15        Prepetition Unsecured Notes Indenture Trustee Fees and Expenses.  Nothing in this Plan shall in any way affect or diminish the rights of the Prepetition Unsecured Notes Indenture Trustees to assert their Prepetition Unsecured Notes Trustee Charging Liens against any distributions to holders of 2013 Notes Claims or 2017 Notes Claims, as applicable, with respect to any unpaid Prepetition Unsecured Notes Indenture Trustee Fees and Expenses or other amounts payable to the Prepetition Unsecured Notes Indenture Trustees under the Prepetition Unsecured Notes Indentures.

5.16        Post-Effective Date Rule 2002 Notice List. After the Effective Date, any Person that, prior to the Effective Date, had requested from the Debtor or the Claims Agent to receive notice in the Case pursuant to Bankruptcy Rule 2002 must renew such request in writing to the Claims Agent in order to be included on the Post-Effective Date Notice List. On and after the Effective Date, the Wind Down Entity is authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons that request to be included on the Post Effective Date Notice List.

ARTICLE VI

RELEASES, INJUNCTION AND EXCULPATION

6.1        Exculpation and Limitation of Liability.    EFFECTIVE AS OF THE EFFECTIVE DATE, THE EXCULPATED PARTIES (AS DEFINED BELOW) SHALL NEITHER HAVE, NOR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR AN INTEREST, THE DEBTOR, OR ANY OTHER PARTY-IN-INTEREST, OR ANY OF THEIR RESPECTIVE RELATED PERSONS, FOR ANY PREPETITION OR POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CASE, THE DECISION TO FILE THE CASE, THE ACTIONS TAKEN IN PREPARATION TO FILE THE CASE, THE FORMULATION, NEGOTIATION, OR IMPLEMENTATION OF THE DISCLOSURE STATEMENT OR THIS PLAN, THE SOLICITATION OF ACCEPTANCES OF THIS PLAN, THE PURSUIT OF CONFIRMATION OF THIS PLAN, THE CONFIRMATION OF THIS PLAN, THE CONSUMMATION OF THIS PLAN, THE PURSUIT OF THE SALE OR THE SALE, OR THE ADMINISTRATION OF THIS PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN, EXCEPT FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE, FRAUD OR CRIMINAL ACTS; PROVIDED, HOWEVER, THAT (I) THE FOREGOING IS NOT INTENDED TO LIMIT OR OTHERWISE IMPACT ANY DEFENSE OF QUALIFIED IMMUNITY THAT MAY BE AVAILABLE UNDER APPLICABLE LAW; (II) EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING HIS, HER OR ITS DUTIES PURSUANT TO, OR IN CONNECTION WITH THE CASE, THE DECISION TO FILE THE CASE, THE ACTIONS TAKEN IN PREPARATION TO FILE THE CASE, THE

FORMULATION, NEGOTIATION, OR IMPLEMENTATION OF THE DISCLOSURE STATEMENT OR THIS PLAN, THE SOLICITATION OF ACCEPTANCES OF THIS PLAN, THE PURSUIT OF CONFIRMATION OF THIS PLAN, THE CONFIRMATION OF THIS PLAN, THE CONSUMMATION OF THIS PLAN, THE PURSUIT OF THE SALE OR THE SALE, OR THE ADMINISTRATION OF THIS PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN; AND (III) THE FOREGOING EXCULPATION SHALL NOT BE DEEMED TO, RELEASE, AFFECT, OR LIMIT ANY OF THE RIGHTS AND OBLIGATIONS OF THE EXCULPATED PARTIES FROM, OR EXCULPATE THE EXCULPATED PARTIES WITH RESPECT TO, ANY OF THE EXCULPATED PARTIES’ OBLIGATIONS OR COVENANTS ARISING PURSUANT TO THIS PLAN, THE CONFIRMATION ORDER, OR THE WIND DOWN ENTITY AGREEMENT.

Notwithstanding the definition contained in the Disclosure Statement, as used in this Plan, “Exculpated Parties” shall mean: (a) the Debtor and its Estate, (b) the Creditors’ Committee, (c) the members of the Creditors’ Committee (in such capacity), (d) the Wind Down Administrator (in such capacity), (e) the Wind Down Committee, (f) the members of the Wind Down Committee (in such capacity), (g) the Sole Continuing Director (in such capacity), (h) the Sole Continuing Officer (in such capacity), (i) the 401(k) Administrator (in such capacity), and (j) KCC (in its capacity as Claims Agent, Noticing Agent, Balloting Agent and Plan distribution agent), including any and all Related Persons of each of the foregoing in such capacities.

6.2        Releases and Related Matters.

(a)        Releases by the Debtor.    NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING: (1) THE SETTLEMENT, RELEASE AND COMPROMISE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTOR’S PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS AND ADVISORS IN FACILITATING THE EXPEDIENT IMPLEMENTATION OF THE TRANSACTIONS, DISTRIBUTIONS AND LIQUIDATION CONTEMPLATED HEREBY, THE DEBTOR, AND ANY PERSON OR ENTITY SEEKING TO EXERCISE THE RIGHTS OF THE DEBTOR’S ESTATE, INCLUDING, WITHOUT LIMITATION, ANY SUCCESSOR TO THE DEBTOR OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE (INCLUDING THE WIND DOWN ENTITY AND WIND DOWN ADMINISTRATOR), SHALL BE DEEMED TO FOREVER RELEASE AND WAIVE EACH OF THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, REMEDIES, RIGHTS, CAUSES OF ACTION, RIGHTS OF SETOFF AND LIABILITIES WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE DEBTOR) IN CONNECTION WITH OR IN ANY WAY RELATING TO THE DEBTOR, THE CONDUCT OF THE DEBTOR’S BUSINESSES, THE CASE, THE DISCLOSURE STATEMENT OR THIS PLAN (OTHER THAN THE RIGHTS OF THE DEBTOR, THE WIND DOWN ADMINISTRATOR OR A CREDITOR HOLDING AN ALLOWED CLAIM TO ENFORCE THE OBLIGATIONS UNDER THE CONFIRMATION ORDER AND THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER

AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 6.2(a):

(i)	SHALL BE DEEMED TO PROHIBIT THE WIND DOWN ADMINISTRATOR FROM OBJECTING TO OR SEEKING DISALLOWANCE OF ANY DISPUTED CLAIMS FILED BY ANY RELEASED PARTIES OR RELATED PERSONS; OR

(ii)

SHALL OPERATE AS A RELEASE, WAIVER OR DISCHARGE OF ANY CAUSES OF ACTION OR LIABILITIES UNKNOWN TO THE DEBTOR AS OF THE PETITION DATE ARISING OUT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR CRIMINAL ACTS OF ANY SUCH RELEASED PARTY OR RELATED PERSON.

(b)      Releases by Holders of Claims.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE HOLDERS OF CLAIMS AGAINST IN THE DEBTOR WHO: (I) VOTES TO ACCEPT THIS PLAN, (II) IS DEEMED TO HAVE ACCEPTED THIS PLAN, (III) ABSTAINS FROM VOTING ON THIS PLAN, OR (IV) VOTES TO REJECT THIS PLAN AND DOES NOT OPT OUT OF THE RELEASES CONTAINED IN THIS PLAN SHALL BE DEEMED TO FOREVER RELEASE AND WAIVE EACH OF THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHATSOEVER IN CONNECTION WITH OR IN ANY WAY RELATING TO THE DEBTOR, THE CONDUCT OF THE DEBTOR’S BUSINESSES, THE CASE, THE DISCLOSURE STATEMENT OR THIS PLAN (OTHER THAN THE RIGHTS OF THE DEBTOR, OR A CREDITOR HOLDING AN ALLOWED CLAIM TO ENFORCE THE OBLIGATIONS UNDER THE CONFIRMATION ORDER AND THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, WHETHER FOR TORT, CONTRACT, VIOLATION OF FEDERAL OR STATE SECURITIES LAW OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 6.2(b) SHALL OPERATE AS A RELEASE, WAIVER OR DISCHARGE OF ANY CAUSES OF ACTION OR LIABILITIES UNKNOWN TO SUCH PERSON AS OF THE PETITION DATE ARISING OUT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR CRIMINAL ACTS OF ANY SUCH RELEASED PARTY; PROVIDED, FURTHER, HOWEVER, THAT, FOR THE AVOIDANCE

OF DOUBT, NOTHING IN THIS SECTION 6.2(b) SHALL OPERATE AS A RELEASE, WAIVER OR DISCHARGE OF ANY CLAIMS OR CAUSES OF ACTION (I) AGAINST THE DEBTOR OR ANY NON-DEBTOR, ARISING UNDER OR IN CONNECTION WITH THE SECURITIES LITIGATION OR (II) OF THE DEBTOR, TO THE EXTENT NOT OTHERWISE RELEASED UNDER SECTION 6.2(a), TO BE TRANSFERRED TO THE WIND DOWN ENTITY ON THE EFFECTIVE DATE.

(c)        Plan Settlement.    AS NOTED ABOVE, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019, OF THE PLAN SETTLEMENT, INCLUDING THE FOREGOING RELEASE BY THE DEBTOR, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE FOREGOING RELEASE BY THE DEBTOR IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS AND INTERESTS RELEASED BY THE FOREGOING RELEASE BY THE DEBTOR; (3) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO THE DEBTOR OR THE WIND DOWN ADMINISTRATOR ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE FOREGOING RELEASE BY THE DEBTOR.

(d)        Releases by Sabby Parties in Connection with Sabby Settlement. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE SABBY PARTIES, EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES, AND THE RESPECTIVE PAST AND PRESENT AGENTS, ATTORNEYS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, SUCCESSORS, ASSIGNS, MEMBERS, REPRESENTATIVES (IN THEIR CAPACITY AS SUCH) OF EACH OF THE FOREGOING (COLLECTIVELY, THE “SABBY RELEASE PARTIES”), FOREVER, IRREVOCABLY AND UNCONDITIONALLY RELEASE AND DISCHARGE U.S. BANK NATIONAL ASSOCIATION, IN ITS CAPACITIES AS PREPETITION SECURED NOTES INDENTURE TRUSTEE AND PREPETITION COLLATERAL AGENT, THE PREPETITION SECURED NOTEHOLDERS (OTHER THAN THE SABBY PARTIES), THE COMMITTEE AND ITS MEMBERS (SOLELY IN THEIR CAPACITIES AS SUCH), THE WIND DOWN ENTITY, THE WIND DOWN ADMINISTRATOR, AND THE DEBTOR, THE RESPECTIVE SUBSIDIARIES AND AFFILIATES OF EACH OF THE FOREGOING, AND THE RESPECTIVE PAST AND PRESENT AGENTS, ATTORNEYS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, SUCCESSORS, ASSIGNS, MEMBERS, REPRESENTATIVES (IN THEIR CAPACITY AS SUCH) OF EACH OF THE FOREGOING (COLLECTIVELY, THE “DEBTOR/SECURED PARTY RELEASE PARTIES”), FROM ANY AND ALL ACTIONS, ATTORNEYS’ FEES, CHARGES, CLAIMS, COSTS, DEMANDS, EXPENSES, JUDGMENTS, LIABILITIES AND CAUSES OF ACTION OF ANY KIND, NATURE OR DESCRIPTION, WHETHER MATURED OR UNMATURED,

CONTINGENT OR ABSOLUTE, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN (COLLECTIVELY, “SABBY LITIGATION RELATED CLAIMS”) WHICH THE SABBY RELEASE PARTIES MAY NOW HAVE, HAVE EVER HAD, OR MAY IN THE FUTURE HAVE AGAINST THE DEBTOR/SECURED PARTY RELEASE PARTIES, ARISING OUT OF OR IN CONNECTION WITH THE CLAIMS AND DISPUTES ASSERTED IN THE SABBY LITIGATION. THE RELEASES PROVIDED HEREIN BY THE SABBY RELEASE PARTIES IN FAVOR OF THE DEBTOR/SECURED PARTY RELEASE PARTIES DO NOT IN ANY MANNER WHATSOEVER EXTEND TO PAYMENT OF THE SABBY SETTLEMENT AMOUNT OR ANY OBLIGATION OF U.S. BANK NATIONAL ASSOCIATION, IN ITS CAPACITIES AS PREPETITION SECURED NOTES INDENTURE TRUSTEE AND PREPETITION COLLATERAL AGENT, UNDER THE SABBY SETTLEMENT AGREEMENT OR TO DISTRIBUTIONS UNDER THIS PLAN OR ANY OTHER CHAPTER 11 PLAN IN THE CASE.

(e)        Releases by Debtor, U.S. Bank National Association, Prepetition Secured Noteholders and Committee in Connection with Sabby Settlement. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTOR/SECURED PARTY RELEASE PARTIES FOREVER, IRREVOCABLY AND UNCONDITIONALLY RELEASE AND DISCHARGE THE SABBY RELEASE PARTIES FROM ANY AND ALL SABBY LITIGATION RELATED CLAIMS WHICH THE DEBTOR/SECURED PARTY RELEASE PARTIES MAY NOW HAVE, HAVE EVER HAD, OR MAY IN THE FUTURE HAVE AGAINST THE SABBY RELEASE PARTIES, ARISING OUT OF OR IN CONNECTION WITH THE CLAIMS AND DISPUTES ASSERTED IN THE SABBY LITIGATION. THE RELEASES PROVIDED HEREIN BY THE DEBTOR/SECURED PARTY RELEASE PARTIES IN FAVOR OF THE SABBY RELEASE PARTIES DO NOT IN ANY MANNER WHATSOEVER EXTEND TO THE OBLIGATION OF THE SABBY PARTIES UNDER THE SABBY SETTLEMENT AGREEMENT.

(f)        Sabby Litigation Settlement. ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019, OF THE SABBY SETTLEMENT AGREEMENT, INCLUDING THE FOREGOING RELEASE BY THE DEBTOR OF THE SABBY RELATED PARTIES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE FOREGOING RELEASE BY THE DEBTOR IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE SABBY RELATED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE SABBY LITIGATION RELATED CLAIMS RELEASED BY THE FOREGOING RELEASE BY THE DEBTOR; (3) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO THE DEBTOR OR THE WIND DOWN ADMINISTRATOR ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE FOREGOING RELEASE BY THE DEBTOR.

(g)        Injunction Related to Releases and Exculpations. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or Interest or any other cause of action, obligation, suit, judgment, damages, debt, right, remedy or liability of any nature whatsoever, relating to the Debtor or any of its respective assets, property and Estate, the Released Parties or the Exculpated Parties that is released or exculpated pursuant to Sections 6.1 or 6.2 of this Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions (whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such released Claims or Interests or other causes of action, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest): (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (b) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (c) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (d) setting off (to the extent a request for setoff is pending as of the Effective Date), seeking reimbursement or contributions from, or subrogation against, in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged, released, or exculpated under Sections 6.1 or 6.2 of this Plan; and (e) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order; provided, however, that, for the avoidance of doubt, nothing in the Plan, including this Section 6.2(g), or the Confirmation Order, shall enjoin or otherwise impact (x) the continued prosecution of the Securities Litigation, against all defendants named or to be named therein, (y) the rights of the Wind Down Entity with respect to the Wind Down Assets or (z) any rights the lead plaintiff in the Securities Litigation (on behalf of itself and the proposed class it represents in the Securities Litigation), the Debtor, the Debtor’s Estate, or the Wind Down Entity may have to make a claim under, or receive the proceeds of, any insurance available in connection with the claims and causes of action asserted in the Securities Litigation or otherwise.

(h)        Securities and Exchange Commission. Notwithstanding any language to the contrary contained in the Disclosure Statement, this Plan or the Confirmation Order, no provision of this Plan or Confirmation Order shall (i) preclude the United States Securities and Exchange Commission from enforcing its police of regulatory powers; or, (ii) enjoin, limit, impair or delay the United States Securities and Exchange Commission from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or non-debtor entity in any forum.

ARTICLE VII

FINAL FEE HEARING AND FINAL DECREE

7.1        The Professional Fee Claim Bar Date. Any and all applications for the final allowance of Professional Fee Claims shall be Filed and served upon counsel to the Debtor,

counsel to the Creditors’ Committee, the United States Trustee, and all Persons on the Debtor’s Bankruptcy Rule 2002 service list on or before the Professional Fee Claim Bar Date.

7.2        Professional Fee Escrow. If the Professional Fee Claims Estimate is greater than zero, on the Effective Date, the Debtor shall establish and fund the Professional Fee Escrow from Cash on Hand. The Debtor shall fund the Professional Fee Escrow in an amount equal to the Professional Fee Claims Estimate. Funds held in the Professional Fee Escrow shall not be considered property of the Debtor’s Estate or property of the Wind Down Entity or its beneficiaries, but shall be held in trust for Professionals retained by the Creditors’ Committee and the Debtor and for no other Persons, until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full. After all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid, all remaining amounts in the Professional Fee Escrow shall be distributed by the 401(k) Administrator, on behalf of the Debtor, to the Holders of Prepetition Secured Noteholder Claims in accordance with this Plan. Professional Fees owing to the applicable Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor deemed limited to the balance of funds held in the Professional Fee Escrow. No liens, claims, or interests shall encumber the Professional Fee Escrow in any way.

7.3        Final Fee Hearing. A hearing on the final allowance of Professional Fee Claims (the “Final Fee Hearing”) shall be held as soon as practicable after the Professional Fee Claim Bar Date. The Debtor’s counsel shall File a notice of the Final Fee Hearing. Such notice shall be posted on the Noticing Agent Website, and served upon counsel for the Creditors’ Committee, all Professionals, the United States Trustee and all parties on the Debtor’s Bankruptcy Rule 2002 service list.

7.4        Final Decree. Subsequent to the Effective Date, the Final Fee Hearing, and the distribution of the proceeds of the Wind Down Assets (or, at the Wind Down Administrator’s election, earlier, if appropriate) the Wind Down Administrator, with the prior written consent of the 401(k) Administrator, shall seek entry of the Final Decree including through the Wind Down Administrator’s counsel Filing a certification of counsel requesting the entry of the Final Decree.

7.5        Administrative Expense Claim Bar Date. The bar date or last date for the filing by any Person of any motion or application for allowance of an Administrative Expense Claim exclusive of Professional Fee Claims (which are addressed separately above), that has accrued between the Petition Date and the Effective Date of this Plan and that remains unpaid shall be 4:00 p.m. (prevailing eastern time) on the date that is twenty-one (21) days after the Effective Date (the “Administrative Expense Claim Bar Date”). Such Administrative Expense Claims must be filed with the Bankruptcy Court and also served on the Wind Down Administrator and the Claims Agent, by regular mail, overnight courier or hand delivery to Claims Agent so as to be received by the Administrative Expense Claim Bar Date. The address for the Claims Agent is as follows: Orexigen Claims Processing Center, c/o KCC, 2335 Alaska Ave., El Segundo, CA 90245, so as to be received by the Administrative Expense Claims Bar Date. The failure to timely file and serve an Administrative Expense Claim shall bar the Administrative Expense Claim from being paid.

ARTICLE VIII

REQUEST FOR CONFIRMATION

8.1        Request for Confirmation . The Debtor requests confirmation of this Plan in accordance with section 1129(a) or section 1129(b) of the Bankruptcy Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Debtor has executed this Plan this 14th day of May 2019.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Thomas P. Lynch

Name:	Thomas P. Lynch
Title:	Chief Administrative Officer and General Counsel

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